Exhibit 11

                              THE LEHIGH GROUP INC.

           Computation of Primary and Fully Diluted Earning Per Share

                         FOR THE YEAR ENDED DECEMBER 31,

                                        1996        1995              1994
                                        -----       ----              ----
Primary Earnings per Share:

Loss from continuing operations
before extraordinary item                (920)         (558)            (410)

Income (loss) before extraordinary item  (670)         (308)           4,590

Net income (loss)                        (288)         (308)           4,590

                                        (0.09)         (0.05)           (0.04)

 Income (loss) before

extraordinary item                      (0.07)         (0.03)            0.45

 Net Income (loss)                      (0.03)         (0.03)            0.45

 Fully Diluted Earnings per
Share:

Loss from continuing operations
before extraordinary item

                                        (0.09)         (0.05)           (0.04)

Income (loss) before

extraordinary item                      (0.07)         (0.03)             0.45

 Net Income (loss)                      (0.03)         (0.03)            0.45

 Weighted average number of
shares outstanding

                                     10,339,250     10,339,250      8,601,750
Assumed issuances under
exercise of stock options

                                        --(1)          --(1)        1,567,396

                                    10,339,250     10,339,250       10,169,000
                                    ==========     ==========       ==========


(1) The options outstanding in 1995 and 1996 were anti-dilutive and therefore not included.